Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Amerant Bancorp Inc. of our report dated April 1, 2019, except for the change in composition of reportable segments discussed in Note 1 to the consolidated financial statements, as to which the date is December 18, 2019, relating to the financial statements, which appears in Amerant Bancorp Inc.’s Current Report on Form 8-K dated December 18, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Fort Lauderdale, Florida
December 19, 2019